Exhibit 99.1

FOR MORE INFORMATION CONTACT:

Mike Duncan

Investor Relations

Monaco Coach Corporation

(541) 686-8011

MONACO COACH CORPORATION REPORTS FIRST QUARTER 2003 PROFITS

COBURG, Oregon, April 23, 2003 — Monaco Coach Corporation (NYSE:MNC) today reported revenue and earnings for its first quarter ended March 29, 2003. First quarter earnings per share were 15 cents on revenue of $273.6 million. Gross profit for the first quarter was $33.6 million. Operating income for the first quarter was $8.0 million, and net income for the first quarter was $4.3 million. First quarter unit sales of Monaco Coach Corporation products totaled 2,367 units. First quarter motorhome sales totaled 1,698 units, and first quarter towable recreational vehicles totaled 669 units.

“Our market is starting to show signs of improvement,” stated Kay L. Toolson, Monaco Coach Corporation Chairman and Chief Executive Officer. “As of today, our internal tracking indicates that our motorized retail sales are up more than 10% year-to-date over the same period last year. Our retail dealer partners are beginning to experience heavier lot traffic, strengthening their outlook and optimism. We remain excited about our company’s long-term future, as exceptional demographic trends and changing attitudes toward leisure travel should continue to fuel our industry.”

Monaco Coach Corporation President John Nepute commented, “We continue to focus on reducing our finished goods inventory between now and the end of the second quarter – an important part of our overall debt reduction strategy. The improvement in retail demand should help us reach this goal as retail dealers replenish units sold from their inventory. Although we’re encouraged by the strengthening retail market, we expect second quarter sales similar to the first quarter.”

According to Monaco Coach Corporation Vice President and Chief Financial Officer Marty Daley, “Reduced production rates, combined with effective retail and wholesale incentive programs, are also helping us work down inventory levels. However, these activities pressured our gross margins and increased our sales expenses. First quarter gross margins were 12.3% and sales, general and administrative expenses were 9.4% of sales. We expect similar gross margin and sales expense levels in the second quarter.”

Headquartered in Coburg, Oregon, with additional manufacturing facilities in Indiana, Monaco Coach Corporation is one of the nation’s leading manufacturers of recreational vehicles. The company offers customers luxury recreational vehicle models under the Monaco, Holiday Rambler, Safari, Beaver, McKenzie and Royale Coach brand names.

The statements above regarding expected improvement in the retail market for the Company’s products, the Company’s second quarter revenue expectations, the Company’s ability to reduce finished goods inventory and debt levels, and the Company’s expectations for second quarter gross margins and sales, general and administrative expenses are forward-looking statements. A number of factors could cause actual results to differ materially from these statements, including slower than anticipated sales of new and existing products, a general slowdown in the economy, new product introductions by competitors or other factors. Please refer to the Company’s SEC reports, including but not limited to the annual report on Form 10-K for 2002, and the 2002 Annual Report to Shareholders for additional factors.

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited: dollars in thousands, except share and per share data)

	December 28, 2002	March 29, 2003
ASSETS
Current assets:
Trade receivables, net	$116,647	$98,826
Inventories	175,609	199,901
Resort lot inventory	26,883	24,277
Prepaid expenses	3,612	2,818
Deferred income taxes	33,379	34,965
Total current assets	356,130	360,787

Property, plant and equipment, net	135,350	140,909
Debt issuance costs, net of accumulated amortization of $388, and $471, respectively	683	611
Goodwill, net	55,254	55,254

Total assets	$547,417	$557,561

LIABILITIES
Current liabilities:
Book overdraft	$3,518	$18,216
Line of credit	51,413	35,700
Current portion of long-term note payable	21,667	21,667
Accounts payable	78,055	87,916
Product liability reserve	21,322	22,413
Product warranty reserve	31,745	30,674
Income taxes payable	4,536	7,128
Accrued expenses and other liabilities	29,633	26,969
Total current liabilities	241,889	250,683

Long-term note payable	30,333	26,000
Deferred income taxes	14,568	15,145
Total liabilities	286,790	291,828

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; 50,000,000 shares authorized, 28,871,144 and 29,018,707 issued and outstanding respectively	289	290
Additional paid-in capital	51,501	52,280
Retained earnings	208,837	213,163
Total stockholders’ equity	260,627	265,733
Total liabilities and stockholders’ equity	$547,417	$557,561

MONACO COACH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited: dollars in thousands, except share and per share data)

	Quarter Ended
	March 30, 2002	March 29, 2003

Net sales	$293,600	$273,574
Cost of sales	255,855	239,968
Gross profit	37,745	33,606

Selling, general and administrative expenses	21,166	25,649

Operating income	16,579	7,957

Other income, net	41	206
Interest expense	(698)	(1,012)
Income before income taxes	15,922	7,151

Provision for income taxes	6,249	2,825

Net income	$9,673	$4,326

Earnings per common share:
Basic	$.34	$.15
Diluted	$.33	$.15

Weighted average common shares outstanding:
Basic	28,712,998	28,956,906
Diluted	29,624,722	29,340,788

Units Sold:	2,692	2,367

MONACO COACH CORPORATION

 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited: dollars in thousands)

	Quarter Ended
	March 30, 2002	March 29, 2003

Increase (Decrease) in Cash:

Cash flows from operating activities:
Net income	$9,673	$4,326
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sale of assets	0	16
Depreciation and amortization	1,340	2,262
Deferred income taxes	4,628	(1,010)
Changes in working capital accounts:
Trade receivables, net	(18,334)	17,821
Inventories	(7,812)	(24,292)
Resort lot inventory	0	2,607
Prepaid expenses	(2,860)	792
Accounts payable	24,510	9,861
Product liability reserve	0	1,091
Product warranty reserve	0	(1,071)
Income taxes payable	545	2,592
Accrued expenses and other liabilities	2,232	(2,664)
Net cash provided by operating activities	13,922	12,331
Cash flows from investing activities:
Additions to property, plant and equipment	(3,768)	(8,439)
Proceeds from sale of assets	0	687
Net cash used in investing activities	(3,768)	(7,752)
Cash flows from financing activities:
Book overdraft	6,645	14,698
Borrowings (payments) on lines of credit, net	(15,000)	(15,713)
(Payments) on long-term note	(2,500)	(4,333)
Debt issuance costs	0	(11)
Issuance of common stock	701	780
Net cash used by financing activities	(10,154)	(4,579)
Net change in cash	0	0
Cash at beginning of period	0	0
Cash at end of period	$0	$0